Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our reports dated December 21, 2006 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statements of additional information.

KPMG LLC
New York, New York
February 22, 2007